SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): March 19, 1997
                                                          --------------

                               WASTEMASTERS, INC.
                               ------------------
             (Exact name of registrant as specified in its charter)

   Maryland                         0-12914                      52-1507818
   --------                         -------                      ----------
(State or other                   (Commission                   (IRS Employer
jurisdiction of)                  File Number)               Identification No.)

      250 West Pratt Street, Suite 1100, Baltimore, Maryland         21201
      ------------------------------------------------------         -----
            (Address of Principal Executive Offices)               (Zip code)

      Registrant's telephone number, including area code:  (410) 659-5600
                                                           --------------

Item 1.  Other Information.


On March 19th, 1997, the Company released the following Press Release that states:

               WASTEMASTERS, INC. TO SECURE LOAN AND RESTRUCTURE
               -------------------------------------------------

BALTIMORE, MD.--March 19th, 1997--WasteMasters, Inc. (NASDAQ SmallCap:WAST) announced it has executed a Memorandum of Understanding with Strategica Capital Corporation ("Strategica") of Miami, Florida to provide a $4,000,000 line of credit to the Company. The line of credit proceeds are to be used in developing existing landfills of the Company, acquiring other waste processing sites and for working capital.

In consideration for advising the company regarding the transaction, an affiliate of Strategica will receive, at closing, warrants which, when exercised, will provide the advisor with 45% of the issued and outstanding common stock of the Company as of the closing. The exercise price of the warrants will be the average of the closing bid price of the Company's common stock for the five (5) trading days immediately preceding the date of the loan closing. The warrants will have a term of seven (7) years. Assuming today's stock price, the exercise of the warrants will infuse the Company with enough equity to repay the line of credit.

Although there can be no assurance that the closing will occur, it is anticipated that the closing would occur before the end of March. The closing is subject to the completion of due diligence by Strategica and restructuring of the existing indebtedness of the Company to creditors other than Strategica, on terms satisfactory to the Company and Strategica.

WasteMasters, Inc., Chairman, A. Leon Blaser, Ph.D. stated "The financing being provided by Strategica Capital and the new management team being recruited by the Company will allow WasteMasters to continue the development of its landfills as well as seek additional opportunities in the waste disposal industry.

We are excited about the relationship and believe this combination will stabilize the Company and will build long term value for our stockholders. As a result of the anticipated Strategica financing, the Company has entered into discussions with several parties to acquire their waste disposal facilities and businesses."

WasteMasters also announced today the termination of its proposed acquisition of Morgan Excel, Inc. a White Plains, New York trucking company. The Company also announced the termination of its management agreements under which it operated a transfer station in Philadelphia, Pennsylvania and another in Bronx, New York.

The Company's agreement with Equinox Associates Ltd. to purchase the Bronx facility has been terminated, however the Company is authorizing Strategica to negotiate on behalf of the Company for a new acquisition agreement. If the Strategica financing closes and the transfer station is acquired, it will become a part of WasteMasters and be operated by one of its wholly owned subsidiaries.

WasteMasters, Inc. owns and operates a landfill each in South Carolina and Missouri, and is in the process of permitting a landfill in Georgia.


For More Information Contact:

Mike M. Mustafoglu
TransGlobal Financial Corp.
14255 Highway One, Suite 253
Juno Beach, Florida 33477
(561) 775-1429     (561) 575-5176 (Direct)
Fax (561) 575-7611